                                                              EXHIBIT (H)(37)(A)

                        ADMINISTRATIVE SERVICES AGREEMENT

         THIS AGREEMENT is made this 1st day of July, 2003, by and among MERRILL LYNCH VARIABLE SERIES FUNDS, INC., an open-end management investment company organized as a Maryland corporation (the "Fund"), FAM DISTRIBUTORS, INC., a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the "Underwriter"), and AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK, a life insurance company organized under the laws of the state of New York (the "Company").

         WHEREAS, FAMD is the principal underwriter to the Merrill Lynch Variable Series Funds, Inc. (the "Fund"); and

         WHEREAS, the Insurer issues variable annuity contracts and variable life insurance policies (the "Policies"); and

         WHEREAS, the Insurer and the Fund have entered into a Fund Participation Agreement ("Participation Agreement") dated June 9, 2003, providing for the sale of shares of the Fund to certain segregated separate accounts of the Insurer; and

         WHEREAS, amounts invested in the Policies by policy holders are deposited in separate accounts of the Insurer which will in turn purchase shares of certain portfolios of the Fund, each of which is an investment option offered by the Policies (the "Portfolios"); and

         WHEREAS, the Fund expects to derive substantial savings in administrative expenses by virtue of having separate accounts of the Insurer as shareholders of record of Fund shares and having the Insurer perform certain administrative services for the Fund (which are identified on Schedule A hereto); and

         WHEREAS, neither FAMD nor the Insurer has any contractual or other legal obligation to perform such administrative services for the Fund; and WHEREAS, the Insurer desires to be compensated for providing such administrative services to the Fund; and

         WHEREAS, FAMD desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by the Insurer; and

         WHEREAS, FAMD accordingly would prefer to compensate the Insurer for providing administrative services to the Fund from its own funds, derived from its own resources, including its bona fide profits, rather than request that the Fund bear the costs of such compensation:

         NOW, THEREFORE, the parties agree as follows:

         1.       Administration Expense Payments.

         (a) FAMD agrees to pay the Insurer an amount as identified and described on Schedule B hereto of that portion of the gross annual investment advisory fees paid by the Fund to FAMD or its affiliate attributable to certain investments in portfolios of the Fund by separate accounts of the Insurer.

         (b)      the Insurer shall calculate the payment contemplated by this
                  Section 1 at the end of each fiscal quarter and will invoice such payment to FAMD, which shall remit payment reasonably promptly thereafter.

         2.       Nature of Payments.

                  The parties to this Agreement recognize and agree that FAMD's payments to the Insurer are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Policies or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by FAMD to the Insurer pursuant to Section 1(a) of this Agreement are not intended to be, and shall not be deemed to be, indicative of FAMD's bona fide profits from serving as principal underwriter to any Fund.

         3.       Term and Termination,

                  (a) Any Party may terminate this Agreement, without penalty, on ninety day's advance written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as FAMD or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as Insurer or its successors(s) in interest, or any affiliate thereof, provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

                  (b) This Agreement shall automatically terminate upon (i) the termination of the Participation Agreement between the Insurer and the Fund, or (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

         4.       AMENDMENT.
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                  This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

         5.       NOTICES.
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                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

                  (a) to FAMD, at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, attention: _______________, Director,
                           Legal Advisory; and

                  (b)      to the Insurer, at:

                                   American International Life Assurance
                                   Company of New York
                                   c/o American General Life Companies
                                   2929 Allen Parkway, A40
                                   Houston, Texas 77019
                                   Attention: General Counsel

         6.       MISCELLANEOUS.
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                  (a)      Successors and Assigns. This Agreement shall be
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                           binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

                  (b)      Assignment. Neither this Agreement nor any of the
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                           rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

                  (c)      Intended Beneficiaries. Nothing in this Agreement
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                           shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

                  (d)      Counterparts. This Agreement may be executed in
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                           counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

                  (e)      Applicable Law. This Agreement shall be interpreted,
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                           construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law thereof.

                  (f)      Severability. If any portion of this Agreement shall
                           ------------
                           be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:                                        Attest:
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Name:                                      Name:
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Title:                                     Title:
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FAM DISTRIBUTORS, INC.

By:
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Name:
      -------------------------------
Title:
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                                   SCHEDULE A
                      ADMINISTRATIVE SERVICES FOR THE FUND

MAINTENANCE OF BOOKS AND RECORDS

         . Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares.

         . Performing miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

         . Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS

         .        Determination of net amount of cash flow into Fund.

         . Reconciliation and deposit of receipts at Fund and confirmation thereof.

REDEMPTION ORDERS

         .        Determination of net amount required for redemptions by Fund.

         .        Notification to Fund of cash required to meet payments.

         .        Cost of share redemptions.

REPORTS

         .        Periodic information reporting to the Fund.

FUND-RELATED CONTRACT OWNER SERVICES

         . Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales.)

OTHER ADMINISTRATIVE SUPPORT

         .        Sub-Accounting services.

         . Providing other administrative support to the Fund as mutually agreed between the Insurer and the Fund.

         . Relieving the Fund of other usual or incidental administrative services provided to individual policyholders.

         . Preparation of reports to certain third-party reporting services.

                                   SCHEDULE B

PORTFOLIOS AND CLASSES OF
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.                    APPLICABLE FEE RATE

OFFERED TO SEGREGATED ACCOUNTS OF AMERICAN INTERNATIONAL
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LIFE ASSURANCE COMPANY OF NEW YORK
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Merrill Lynch Basic Value V.I. Fund - Class A Shares                 ___%
Merrill Lynch Small Cap Value V.I. Fund - Class A Shares             ___%
Merrill Lynch Fundamental Growth V.I.Fund - Class A Shares           ___%
Merrill Lynch Government Bond V.I. Fund - Class A Shares             ___%